                                                                   EXHIBIT 10.23

                            BILL BARRETT CORPORATION
                                 SEVERANCE PLAN

Article I. PURPOSE AND DEFINITIONS

      Section 1.01 Purpose. The purpose of the Bill Barrett Corporation Severance Plan (the "Plan") is to provide incentives to employees of Bill Barrett Corporation ("Parent") and its affiliates (collectively, the "Company") to remain in the employ of the Company or its Subsidiaries during periods when the future of the Company is uncertain due to a potential or actual Change in Control (as defined below). All full-time employees who meet the eligibility criteria will participate in the Plan.

      Section 1.02 Definitions.

(a) "Annual Base Salary" shall mean twelve (12) times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Participant by the Company in respect of the twelve
      (12) month period immediately preceding the month in which the Effective Date occurs.

(b)   "Board" shall mean the Board of Directors of Parent.

(c)   "Cause" shall mean the Participant's

      (1) neglect, refusal or failure (other than by reason of illness, accident or other physical or mental incapacity or disability) to properly or substantially attend to duties as assigned by the Company, including without limitation insubordination or excessive absence or tardiness;

      (2)   failure to substantially comply with any of terms of employment;

      (3) failure to follow the established policies, standards, and regulations of the Company;

      (4) willful engagement in gross misconduct injurious to the Company or to any of its subsidiaries or affiliates or any of its or their employees; or conviction in a court of law of, or pleading of guilty or nolo contendere to, any crime that constitutes a felony in the jurisdiction involved, or any crime including moral turpitude.

(d) "Change in Control" of the Company means the occurrence of one of the following events:

      (1) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (B) the Company or any Subsidiary, or (C) any Person in connection with a "Non-Control Transaction" as defined in paragraph (3) below;

      (2) The individuals who are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the then Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (defined as any solicitation subject to Rules 14a-1 to 14a-10 promulgated under the Exchange Act by any person or group of persons for the purpose of opposing a solicitation subject to Rules 14a-1 to 14a-10 by any other person or group of persons with respect to the election or removal of directors at any annual or special meeting of stockholders of the Company) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

      (3)   Consummation of:

            (i) A merger, consolidation or reorganization involving the Company, unless

                  (a) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, a majority of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the

                        "Surviving Corporation") or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation (a "Parent Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                  (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of either the Surviving Corporation or a Parent Corporation, and

                  (c) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 30% or more of the then outstanding Voting Securities) owns, directly or indirectly, 30% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities (unless there is a Parent Corporation, in which event of the Parent Corporation's then outstanding voting securities), and

                  (d) a transaction described in the immediately preceding clauses (a) through (c) shall herein be referred to as a "Non-Control Transaction";

            (ii)  A complete liquidation or dissolution of the Company; or

            (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

      (4) Notwithstanding subclauses (1), (2) or (3) above, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportionate number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the

            Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

      In all cases, if the Participant is an employee of the Company and the Participant's employment is terminated within 30 days prior to a Change in Control and the Participant reasonably demonstrates that such termination
      (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party"), or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then the date of a Change in Control with respect to such Participant shall mean the date immediately prior to the date of such termination of such Participant's employment.

(e) "Change in Control Agreement" shall mean a letter of intent or a binding agreement between Parent and another party providing for a Change in Control to occur.

(f) The "Change in Control Date" shall mean the date on which a Change in Control occurs.

(g) The "Change in Control Period" shall begin on the Effective Date and shall extend until six months after the Change in Control Date.

(h) The "Effective Date" shall mean date of execution of a Change in Control Agreement or the date of the initiation of a tender offer or other solicitation directed at the stockholders of Parent intended to cause a Change in Control.

(i)   "Good Reason" shall mean the occurrence of any of the following events:

      (1) assignment to the Participant of duties inconsistent with, or a substantial alteration in the nature of, the Participant's responsibilities in effect immediately prior to the Change in Control;

      (2) a reduction by the Company or its successor in the Participant's Annual Base Salary or a reduction in any increased base salary which may be in effect after the Change in Control Date or a reduction in or modification of a Participant's entitlement to receive benefits pursuant to an approved plan of the Company existing at the Effective Date; or

      (3) the Company's (or a successor's) requiring the Participant to be based anywhere other than within twenty five (25) miles of the Company's principal office location in the city of Participant's employment immediately prior to the Change in Control, except for reasonably required travel on the Company's or its successor's business to an extent substantially consistent with the Participant's business travel obligations immediately preceding the Change in Control Date.

(j) "Participant" is an employee of the Company who is eligible to participate in the Plan under Section 3.1.

(k) The "Plan Administrator" is Parent or an individual or a committee it may designate by action of its Board.

(l) "Qualified Termination" shall mean a termination of the Participant's employment with the Company or its successor:

      (1)   by the Company or its successor for any reason other than for Cause;
            or

      (2)   by the Participant for Good Reason.

(m) "Severance Benefit" is the payment to a Participant whose employment is terminated as a Qualified Termination during the Change in Control Period or the Severance Period, as described in paragraph 4(b).

(n) "Severance Period" shall mean the period beginning on the date of the Change in Control and shall continue for a period of 12 months thereafter.

(o) "Weekly Salary" shall mean the amount equal to the Annual Base Salary divided by 52.

(p) "Years of Service" shall mean the quotient of the sum of the number of months that a Participant is and has been an employee of the Company or its predecessors prior to the Change in Control according to the payroll records of the Company divided by twelve (12).

Article II. ADMINISTRATION.

      The Plan shall be administered by the Plan Administrator. The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, selection of participants in the Retention Program, computation of Plan benefits. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities. To the extent the Board has delegated its responsibilities and powers as Plan Administrator, Parent shall, without limiting any rights that the delegate may have under Parent's charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such delegate (and any other individual acting on such delegate's behalf) against any and all expenses and liabilities arising out of such person's administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person's own gross negligence or willful misconduct (but specifically including such person's ordinary negligence); expenses against which such person shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys' fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

Article III. PARTICIPATION.

      Section 3.01 Eligibility Criteria; Severance Program. All full-time Company employees who have been employed with the Company for at least six months prior to the Change in Control Date shall participate in the Severance Program pursuant to the Plan.

      Section 3.02 No Change in Participation Status. After the commencement of the Change in Control Period, no change which would reduce the benefits to which an employee is entitled and no termination of an employee's status as a Participant, other than a termination for Cause, can be made at any time; provided, however, that termination of the Change in Control Agreement prior to the Change in Control, or termination of the tender offer or other solicitation of Parent's stockholders for a Change in Control which initiated the Change in Control Period, or the failure to consummate the Change in Control transactions approved by the stockholders, shall terminate the right of Participants to receive any benefits to which they would otherwise have been entitled if a Change in Control had occurred and shall be deemed a termination of the Change in Control Period and the Severance Protection Period.

      Section 3.03 Exclusion from Participation.

(a) Employees classified by Parent as part-time or temporary employees and individuals who are classified by Parent as independent contractors are not eligible to be Participants under this Plan.

(b) Notwithstanding any other provision of the Plan, no employee who is a party to an individual agreement covering Change in Control and severance benefits shall be eligible to be a Participant under this Plan.

Article IV. BENEFITS.

      Section 4.01 Severance Program. Subject to satisfaction of the conditions set forth in Article VII, Participants whose employment is terminated in a Qualified Termination during the Severance Period shall receive the following Severance Benefit.

(a) Form and Timing of Payment. A lump sum cash payment in the amount set forth below (the "Severance Benefit") will be made as soon as practicable after the date of a Qualified Termination.

(b) Severance Benefit Formula: The Severance Benefit for a Participant shall be equal to the greater of three (3) times the Weekly Salary multiplied by a Participant's Years of Service, or three (3) times the Weekly Salary for each $10,000 of a Participant's Annual Base Salary; provided, however, that the minimum Severance Benefit will be 12 times a Participant's Weekly Salary, and the maximum Severance Benefit will be 26 times a Participant's Weekly Salary.

(c) COBRA. Participants whose employment is terminated in a Qualified Termination during the Severance Period (and who elect to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA coverage") will be reimbursed by the Company for the current COBRA premium for the period that begins on the first day after any such Participant is no longer covered by the Company's health benefit plan and will end upon the earlier of: six months after date of a Qualified Termination, or the day such Participant is no longer eligible for COBRA for any reason, including, but not limited to such Participant ceasing to make his or her COBRA premium payment. If the Participant remains eligible for COBRA after the end of such period, he or she may continue receiving COBRA benefits provided that he or she makes all premium payments in a timely fashion until such eligibility terminates. The COBRA premium is subject to change according to the terms of the Company's health benefit plan.

(d) Ineligibility for Payment. No Severance Benefit will be paid to a Participant whose employment is by the Company for Cause during the Severance Period or who voluntarily terminates employment without Good Reason during the Severance Period. The Severance Benefit payment shall not be eligible to be deferred for purposes of the Company's 401(k) plan.

Article V. TERMINATION OF EMPLOYMENT.

      Section 5.01 Terminations that are not Qualified Terminations. Any termination of employment other than a Qualified Termination will not entitle a Participant to Severance Benefits hereunder including, without limitation, termination due to death, disability, retirement, or termination by the Participant for other than Good Reason.

      Section 5.02 Determination of Cause and Good Reason. The Plan Administrator, in its sole discretion, shall determine whether a Participant has been terminated for Cause. The effect of this definition of Cause shall be limited to determining the consequences of a termination under this Plan and shall not restrict or otherwise interfere with the Company's or its successor's discretion with respect to the termination of any Participant's employment.

Article VI. LIMITATIONS OF PAYMENTS TO PARTICIPANTS

      Section 6.01 No Parachute Payments. Notwithstanding any other provision of this Plan, in the event that any payment (or portion thereof) to be made hereunder to a Participant would constitute a "parachute payment" for purposes of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, such payment (or portion thereof) shall be reduced so that the remaining portion of such payment (if any) does not constitute a parachute payment. In the event that more than one payment (or portion thereof) would constitute a parachute payment, the preceding sentence shall apply first to the payment (or portion thereof) which is payable last in time, and then to the payment payable next to last in time, and so forth until none of the remaining payments (or portions thereof) constitute parachute payments.

      Section 6.02 Taxes. All payment of Severance Benefits under this Plan shall be made net of all applicable withholding taxes.

Article VII. PARTICIPANT RELEASES.

      In the sole discretion of the Plan Administrator, no Participant shall be entitled to receive a Severance Benefit unless such Participant shall have executed a release, in a form acceptable to the Company and/or its successor, as applicable, of all claims against the Company and/or its successor, as applicable, provided that in no event shall the Participant be required to release the Company or its successor from its obligations under the Plan. The releases shall be executed and delivered in compliance with all applicable requirements under employment-related laws, including without limitation, the Age Discrimination in Employment Act, and any payment of any Severance Benefit shall be deferred until the release is no longer revocable by the Participant.

Article VIII. AMENDMENT; TERMINATION.

      The Plan may not be amended or terminated to affect the rights of any Participant after the Effective Date except as set forth in Section 3.2. Subject to the foregoing, the Plan may be amended or terminated at any time by the Board.

Article IX. BENEFIT OF PLAN.

      The Plan shall be binding upon and shall inure to the benefit of the Participant, the Participant's heirs and legal representatives, and the Company and its successors. The term "successor" shall mean any person, firm, corporation or other business entity that, at any time whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of the Company.

Article X. EMPLOYMENT RELATIONSHIP.

      Nothing contained in this Plan or in any Participation Letter received by a Participant shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any Participant's employment or in the nature of a Participant's employment as an at-will employee.

Article XI. NON-ASSIGNABILITY.

      Each Participant's rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect

Article XII. OTHER BENEFITS.

      Except as otherwise specifically provided herein, nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Company, and the Plan shall not be construed to affect in any way a Participant's rights and obligations under any other such plan, including, but not limited to, accrued vacation and benefits payable under any bonus or other compensation plans, stock option plans, disability plans, retirement plans, or similar successor plans.

Article XIII. SEVERABILITY.

      In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Article XIV. GOVERNING LAW.

      All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Colorado without regard to the conflict of law principles thereof.

Article XV. EFFECT ON PRIOR PLANS.

      With respect to the Participants, the Plan supersedes all previous retention and/or severance plans that may have been sponsored by the Company, its predecessors or their affiliates.

IN WITNESS WHEREOF, this Retention and Severance Plan was adopted by Parent this ________ day of _______________________.

                                          Bill Barrett Corporation

                                          By:___________________________________